Exhibit 99.1

Marker Therapeutics Reports Third Quarter 2021 Operating and Financial Results

Enrollment of first 20 patients of the Company’s Phase 2 AML trial anticipated in Q4 2021

Topline readout of Group 2 active disease anticipated in Q1 2022

Company to host year-end conference call and webcast in Q1 2022

Houston, TX—November 10, 2021—Marker Therapeutics, Inc. (Nasdaq:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today provided a corporate update and reported financial results for the third quarter ended September 30, 2021.

“This quarter, we continued our momentum in advancing Marker’s Phase 2 trial of MT-401, Marker’s lead MultiTAA-specific T cell therapy, for the treatment of post-transplant acute myeloid leukemia, or AML,” said Peter L. Hoang, President & CEO of Marker Therapeutics. “We are pleased to announce that the first patients in Marker’s Phase 2 AML trial have been dosed with study drug. Further, we are on track to enroll the first 20 patients of the trial in the fourth quarter, with the first data readout expected in the first quarter of 2022. We look forward to providing year-end updates in a conference call and webcast early next year.”

PROGRAM UPDATES

•	The Company continues to enroll patients and activate clinical sites across the U.S. in Marker’s Phase 2 trial of MT-401, its lead MultiTAA-specific T cell product candidate, for the treatment of post-transplant AML. The trial is expected to enroll approximately 120 patients in the adjuvant setting and 40 patients with active disease at approximately 20 clinical sites.

BUSINESS UPDATES

•	The Company’s new cGMP manufacturing facility in Houston, Texas is fully operational and is supporting ongoing operations. The facility will also manufacture Marker’s MultiTAA-specific T cell products for future hematological and solid tumor trials, in addition to producing the potential commercial supply of any products, if approved.
•	In August, the Company announced that it received notice of a Product Development Research award totaling approximately $13.1 million from the Cancer Prevention and Research Institute of Texas (CPRIT) to support the Company's Phase 2 AML trial.

ANTICIPATED PROGRAM MILESTONES

AML Trial Milestones

•	Enrollment of first 20 patients of the Phase 2 AML trial expected in Q4 2021
•	Topline readout of Group 2 active disease anticipated in Q1 2022

THIRD QUARTER 2021 FINANCIAL RESULTS

•	Cash Position and Guidance: At September 30, 2021, Marker had cash and cash equivalents of $48.7 million. The Company believes that its existing cash and cash equivalents will fund its operating expenses and capital expenditure requirements into the first quarter of 2023.

•	R&D Expenses: Research and development expenses were $6.8 million for the quarter ended September 30, 2021 compared to $4.8 million for the quarter ended September 30, 2020. The increase was primarily attributable to increases in clinical trial and sponsored research expenses and headcount-related expenses due to growth of research and development operations.

•	G&A Expenses: General and administrative expenses were $3.2 million for the quarter ended September 30, 2021 compared to $2.6 million for the quarter ended September 30, 2020.

•	Net Loss: Marker reported a net loss of $12.4 million for the quarter ended September 30, 2021, compared to a net loss of $7.4 million for the quarter ended September 30, 2020.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct and success of our clinical trials, including the Phase 2 trial of MT-401; our ability to use our manufacturing facilities to support clinical and commercial demand; the timing and use of the CPRIT award; and our future operating expenses and capital expenditure requirements. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Marker Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$48,705,297	$21,352,382
Prepaid expenses and deposits	2,701,327	2,057,924
Other receivables	243	1,000,559
Total current assets	51,406,867	24,410,865
Non-current assets:
Property, plant and equipment, net	9,846,745	3,570,736
Construction in progress	600,005	6,789,098
Right-of-use assets, net	10,086,158	10,844,116
Total non-current assets	20,532,908	21,203,950

Total assets	$71,939,775	$45,614,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,645,287	$6,013,010
Lease liability	581,588	388,792
Total current liabilities	8,226,875	6,401,802
Non-current liabilities:
Lease liability, net of current portion	11,430,892	11,868,440
Total non-current liabilities	11,430,892	11,868,440

Total liabilities	19,657,767	18,270,242

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock - $0.001 par value, 5 million shares authorized and 0 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.001 par value, 150 million shares authorized, 83.1 million and 50.7 million shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	83,079	50,731
Additional paid-in capital	440,553,968	383,533,326
Accumulated deficit	(388,355,039)	(356,239,484)
Total stockholders' equity	52,282,008	27,344,573

Total liabilities and stockholders' equity	$71,939,775	$45,614,815

Marker Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Grant income	$-	$-	$-	$466,785
Total revenues	-	-	-	466,785
Operating expenses:
Research and development	6,784,390	4,803,605	19,777,454	12,897,275
General and administrative	3,239,148	2,572,562	9,936,256	7,946,846
Total operating expenses	10,023,538	7,376,167	29,713,710	20,844,121
Loss from operations	(10,023,538)	(7,376,167)	(29,713,710)	(20,377,336)
Other income:
Change in fair value of warrant liabilities	-	-	-	31,000
Arbitration settlement	(2,406,576)	-	(2,406,576)	-
Interest income	791	4,667	4,731	147,493
Net loss	$(12,429,323)	$(7,371,500)	$(32,115,555)	$(20,198,843)

Net loss per share, basic and diluted	$(0.15)	$(0.16)	$(0.43)	$(0.43)
Weighted average number of common shares outstanding, basic and diluted	83,078,675	46,867,119	74,290,598	46,509,391

Marker Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(32,115,555)	$(20,198,843)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	1,584,495	272,725
Changes in fair value of warrant liabilities	-	(31,000)
Stock-based compensation	4,497,145	3,974,536
Amortization on right-of-use assets	757,958	337,530
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(643,403)	(840,703)
Other receivables	1,000,316	56,054
Accounts payable and accrued expenses	2,742,154	2,065,929
Lease liability	(244,752)	(166,723)
Net cash used in operating activities	(22,421,642)	(14,530,495)
Cash Flows from Investing Activities:
Purchase of property and equipment	(1,262,092)	(2,005,160)
Purchase of construction in progress	(1,519,196)	(3,147,566)
Net cash used in investing activities	(2,781,288)	(5,152,726)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net	52,552,758	2,186,009
Proceeds from exercise of warrants	-	550,000
Proceeds from exercise of stock options	3,087	-
Net cash provided by financing activities	52,555,845	2,736,009
Net increase (decrease) in cash	27,352,915	(16,947,212)

Cash and cash equivalents at beginning of the period	21,352,382	43,903,949
Cash and cash equivalents at end of the period	$48,705,297	$26,956,737

Contacts

Investors

Solebury Trout

Xuan Yang

(646) 378-2975

xyang@soleburytrout.com

Media

Solebury Trout

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com

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